Wachovia Bank, N.A.

LOAN AGREEMENT

April 15, 2002

     THIS AGREEMENT, made as of the date set forth above, in favor of WACHOVIA BANK, N.A., (the "Bank"), by THE GOLDFIELD CORPORATION, a Delaware Corporation (the "Borrower"), and SOUTHEAST POWER CORPORATION, a Florida Corporation (the "Guarantor").

     In consideration of the Bank making a loan of $6,000,000.00 to Borrower (the "loan"), as evidenced by a promissory note of even date hereof (the "note"), Borrower and Guarantor agree as follows:

     1.   Definitions and Reference Terms.  In addition to any other terms defined herein, the following terms shall have the meaning set forth with respect thereto:

          (a)   Pre-Sale is a binding contract between Borrower and a third party purchaser regarding the purchase of a condominium unit in a particular project accompanied by a non-refundable deposit of at least ten percent (10%) of the purchase price;

          (b)   Net Proceeds are the gross sales price from the specific unit in the condominium less tax prorations and ordinary and customary expenses incurred in the sale of the particular unit;

          (c)   Total Costs for a project are all costs including soft costs and land costs associated with the construction and delivery of a condominium project.  Excluded are allocations for Borrower's overhead costs and anticipated profit.

     2.   Representations and Warranties. To induce the Bank to renew the loan, Borrower and Guarantor make the following representations and warranties, which shall survive the execution and delivery of the note:

          (a)   The financial information furnished to Bank in connection with its application for the loan and in the financial statements submitted to Bank is complete and accurate and Borrower has no undisclosed direct or contingent liabilities.

          (b)   Borrower and Guarantor are each duly organized, existing and in good standing under the laws of the states of their respective incorporations, each have corporate power to carry on the business in which each is engaged, and the obtaining and performance of the loan have been duly authorized by all necessary action of the board of directors and shareholders of each, respective, corporation under applicable law, and do not and will not (i) violate any provision of law or any of its organizational or other organic documents, or (ii) result in a breach of, constitute a default under, require any consent under, or result in the creation of any lien, charge, or encumbrance upon any property of Borrower or Guarantor pursuant to any instrument, order, or other agreement to which Borrower and/or Guarantor is a party or by which Borrower or Guarantor, any of its officers as such, or any of its property is bound.

          (c)   There are no judgments, liens, encumbrances, or other security interests outstanding against Borrower or Guarantor or any of their property other than those disclosed to Bank in connection with its request for the loan.

          (d)   Neither Borrower nor Guarantor have incurred any debts, liabilities, or obligations and has not committed itself to incur any debts, liabilities, or obligations other than those disclosed to Bank in connection with its request for the loan or shown on the financial statements submitted to Bank.

          (e)   Borrower is in compliance with all applicable federal and state securities laws.  All of the information provided to the federal and state securities regulators is complete and accurate, and will continue to be complete and accurate.

     3.   Use of Loan Proceeds. The proceeds of the loan will be used only for the purpose or purposes of financing the costs of constructing condominium units in Florida.  Notwithstanding the foregoing to the contrary, $1,500,000.00 of the loan may be used to meet the operating capital requirements of Borrower, Guarantor, or any of their respective subsidiaries.  Proceeds will not be used to support operating losses or to purchase "margin stock" pursuant to Regulation U of the Federal Reserve Board or fund distribution to shareholders.

     4.   Definition of Tangible Net Worth. "Tangible Net Worth" is to be defined as total net worth less any intangible assets, loans to related parties, or loans due from officers.  Deferred taxes will be included in the definition of Tangible Net Worth.  Borrower's Tangible Net Worth will be tested annually at fiscal year end.

     5.   Affirmative Covenants. Borrower hereby covenants with the Bank that Borrower shall:

          (a)   Reserve and keep in force all licenses, permits, and franchises necessary for the proper conduct of its business and duly pay and discharge all taxes, assessments, and governmental charges upon Borrower or against Borrower's property before the date on which penalties attach thereto, unless and to the extent only that the same shall be contested in good faith and by appropriate proceedings.

          (b)   Maintain with financially sound and reputable insurance companies insurance of the kinds, covering the risks, and in the amounts usually carried by companies engaged in business similar to that of Borrower. Borrower will also exhibit or deliver such policies of insurance to Bank upon request by Bank and provide appropriate loss payable or mortgagee clauses in the insurance policies in favor of Bank, as its interest may appear, when requested by Bank.

          (c)   Maintain executive personnel and management reasonably satisfactory to Bank.  There shall be no change in the Corporation's current Chief Executive Officer without prior written consent of the Bank.

          (d)   Permit a representative or agent of Bank to examine and audit any or all of Borrower's books and records when requested by Bank.

          (e)   Inform Bank immediately of any material adverse change in the financial condition of Borrower. Borrower will also promptly inform Bank of any litigation or threatened litigation which might substantially affect Borrower's financial condition.

          (f)   Maintain Borrower's property and equipment in a state of good repair.

          (g)   Maintain all of the following ratios or amounts, tested quarterly, at calendar quarter-end:

               (1)   A minimum Tangible Net Worth of not less than $14,500,000.00 as of the date hereof.

               (2)   A Current Ratio of not less than 2.0:1.0, tested quarterly.  Current Ratio is defined as the ratio of current assets to current liabilities.  Real estate held for resale and the debts associated with this real estate are to be excluded from this calculation.

               (3)   A maximum Debt to Tangible Net Worth Ratio not to exceed .60:1.0.  This ratio will be tested quarterly.

     In the event of a violation, the Bank may exercise such remedies available to it as set forth herein, in the note, and all of the other loan documents. All defined terms shall have the same meaning in accordance with generally accepted accounting principles applied on a consistent basis.

          (h)   Abide by the terms and conditions set forth in this Agreement, the note, and all of the other documents evidencing or securing this loan.

          (i)   Maintain its primary deposit relationship with Bank.  Guarantor, and any subsidiaries of Borrower and/or Guarantor, excluding mining subsidiaries, shall also maintain their primary deposit relationship with Bank.

          (j)   Comply with the following reporting requirements by providing the following information to Bank:

               (1)   Quarterly 10Q Reports and annual 10K reports of Borrower when filed with the S.E.C., but no later than 125 days after fiscal year end, or quarter end, as the case may be.

               (2)   Such other financial information or disclosure deemed necessary by the Bank from time to time.

     6.   Negative Covenants. Borrower and Guarantor will not, except in the ordinary course of its business:

          (a)   Incur any additional indebtedness, or assume or undertake to assume or guaranty any additional contingent liability, or assign, mortgage, pledge, encumber, grant any security interest in, or transfer any of Borrower's or Guarantor's assets, whether now owned or hereafter acquired. For the purposes hereof, the sale or assignment of accounts receivable and the execution of leases or rental agreements shall constitute incurring indebtedness for borrower, and the execution of any guaranty agreement or letter of credit agreement shall constitute the incurrence of a contingent liability.

          (b)   Guarantee, endorse, or otherwise become surety for or upon the obligation of any person, firm, or corporation.

          (c)   Lend additional money or credit, or make new loans, to any person, firm, or corporation, in excess of $500,000.00.

          (d)   Enter into any merger or consolidation, or sell, lease, transfer, or otherwise dispose of all or any substantial part of its assets (except in the ordinary course of business and except for the sale of Borrower's mining operations), whether now owned or hereafter acquired; or change its name or any name in which it does business; or move its principal place of business without giving concurrent written notice thereof to Bank.

     7.   Security For Loan. The subsidiary of Borrower and/or Guarantor which has legal title to the real property to be developed as a condominium project hereunder shall execute and deliver to Bank an Agreement Not to Encumber in form satisfactory to Bank in its sole discretion.  The Bank may also request from such subsidiary proof that it has valid title to the subject real property, free and clear of any liens or encumbrances, other than real property taxes and assessments.

     8.   Conditions for Disbursements.  Borrower, Guarantor,  and/or its subsidiaries  may receive disbursements hereunder for the following purposes and in the following maximum amounts:

          (a)   Disbursements for working capital needs of Borrower and/or its subsidiaries, in an amount not to exceed $1,500,000.00 outstanding from time to time ("Working Capital Loan").

          (b)   Disbursements not to exceed $3,500,00.00 per condominium project outstanding from time to time to finance the costs of developing condominium projects located in Florida, to be developed by Borrower and its subsidiaries ("Construction Loan").   In addition to complying with all the other terms herein contained, disbursements for the Construction Loan are subject to the following additional terms and conditions:

               (1)   The contracts for sale and purchase of pre-sales of individual condominium units in Borrower's projects shall contain a provision providing that the prospective buyer's deposit shall be at least 10% of the purchase price and shall be non-refundable to the prospective buyer if the buyer fails to close on the purchase of the unit for any reason, other than Borrower's inability to deliver clear title.

               (2)   Prior to drawing funds under the note for a particular project, the Borrower shall include the project on the spread sheet form set forth as Exhibit "A" attached hereto.  At all times hereunder, the anticipated Net Proceeds from Presales for all projects shall be greater than the Total Costs of all projects less contributed equity on all projects.  Furthermore, funds borrowed hereunder shall be less than the anticipated Net Proceeds for Presales of all projects.  Notwithstanding the foregoing, draws for all projects shall not exceed the actual costs incurred on all projects through the date of the draw request.  All of the Net Proceeds from the sale of a unit in a project shall be applied against the principal balance due on the note.

               (3)   The anticipated gross sales prices for the units in all projects are sufficient to provide Borrower or its subsidiaries with a minimum of a 10% return on the total costs of all projects.

               (4)   Draws for all projects are not to exceed 100% of the Total Costs of all the projects.

               (5)   The construction contract for the condominium projects to be financed hereunder are to be fixed price, and supported by payment and performance bonds for the full cost of construction.  Bank reserves the right to approve the format of said bonds, as well as the quality of the insurer.

               (6)   The general contractor(s) in charge of the construction of the condominium projects must have a high level of experience in the construction of beachside condominiums.

               (7)   Should any construction liens be filed against the real property being developed for condominium projects, Borrower shall have thirty (30) days from receipt of said lien to obtain a release of same, or bond the lien off according to Florida Statutes.

               (8)   Draws hereunder for a particular project shall not exceed $3,500,000.00.  Upon the anticipated commencement of a particular project, the Borrower is to inform the Bank as to the amount of funds it plans to use for the new project, and the anticipated total costs of the project.

               (9)   On a quarterly basis, Borrower is to: (a) confirm to Bank that the project(s) for which funds have been drawn on the loan satisfy all of the criteria set forth hereunder; (b) provide Bank with a spreadsheet indicating what amounts have been drawn on the loan for the projects, and the remaining costs for the projects.

               (10)   Should Borrower fail to satisfy the financial requirements as set forth hereunder,  it shall, within thirty (30) days of request by Bank, pay such amounts to Bank as may be required to cause Borrower to return to compliance with the terms hereof.  Failure to pay such amounts, shall be a default hereunder, and under the note and all other documents evidencing or securing same.

     9.   Events of Default. The Bank shall have the option to declare the entire unpaid amount of the loan and accrued interest immediately due and payable, without presentment, demand, or notice of any kind, if any of the following events occurs before the loan is fully repaid:

          (a)   Any payment of principal or interest on the loan is not made when due.

          (b)   Any provision of this Agreement is breached or proves to be untrue or misleading in any material respect.

          (c)   Any warranty, representation, or statement made or furnished the Bank by Borrower or Guarantor in connection with the loan and this Agreement (including any warranty, representation, or statement in the Borrowers financial statements) or to induce the Bank to make the loan, is untrue or misleading in any material respect.

          (d)   Any default occurs under any agreement with another financial institution, which default is not corrected within the cure period provided in such agreement, if any.

          (e)   Any voluntary or involuntary bankruptcy, reorganization, insolvency, arrangement, receivership, or similar proceeding is commenced by or against Borrower under any federal or state law, or Borrower makes any assignment for the benefit of creditors.

          (f)   Any substantial part of the inventory, equipment, or other property of the Borrower, real or personal, tangible or intangible, is damaged or destroyed and the damage or destruction is not covered by collectible insurance.

          (g)   Borrower or Guarantor defaults in the payment of any principal or interest on any obligation to Bank or any other creditor.

          (h)   Borrower suffers or permits any lien, encumbrance, or security interest to arise or attach to any of the Borrower's property, or any judgment is entered against Borrower that is not satisfied or appealed within thirty days.

          (i)   Notwithstanding the foregoing, there shall be a thirty (30) day grace period for any non-monetary default, and a fifteen (15) day grace period for any monetary default as provided hereunder.

     10.   Remedies Upon Default. Upon the occurrence of, or the discovery by Bank of the occurrence, of any of the foregoing events, circumstances, or conditions of default, Bank shall have, in addition to its option to declare the entire unpaid amount of the loan and accrued interest thereon immediately due and payable, all of the rights and remedies of a secured party under applicable State law. Without in any way limiting the generality of the foregoing, Bank shall also have the following specific rights and remedies:

          (a)   To exercise any and all rights of set-off which Bank may have against any account, fund, or property of any kind, tangible or intangible, belonging to Borrower which shall be in Bank's possession or under its control.

          (b)   To cure such defaults, with the result that all costs and expenses incurred or paid by Bank in effecting such cure shall be additional charges on the Loan which bear interest at the interest of the Loan and are payable upon demand.

     11.   Waiver. No failure or delay on the part of Bank in exercising any power or right hereunder, and no failure of Bank to give Borrower notice of a default hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof or the exercise of any other right or power hereunder. No modification or waiver of any provision of this Agreement or any instrument executed pursuant hereto or consent to any departure by Borrower from this Agreement or such instrument shall in any event be effective unless the same shall be in writing, and such waiver or consent shall be effective only in the specific instance and for the particular purpose for which given.

     12.   Benefit.  This Agreement shall be binding upon and shall inure to the benefit of Borrower, Guarantor and Bank and their respective successors and assigns.  Bank may assign this Agreement in whole or in part with any assignment of the loan.  Borrower may not assign this Agreement or its obligations under the loan without Bank's written consent.

     13.   Construction.  This Agreement shall be governed and construed in accordance with the laws of the State of Florida, and any litigation arising out of or relating to this Agreement or the loan shall be commenced and conducted in the courts of that State or in the federal courts of that State.

           IN WITNESS WHEREOF, this Agreement has been duly executed as of the 15th day of April 2002.

BORROWER: THE GOLDFIELD CORPORATION, a Delaware Corporation

By:	/s/ Stephen R. Wherry STEPHEN R. WHERRY, Vice-President

GUARANTOR: SOUTHEAST POWER CORPORATION, a Florida Corporation
By:	/s/ Stephen R. Wherry STEPHEN R. WHERRY, Treasurer

ACCEPTED BY: WACHOVIA BANK, N.A.
By:	/s/ Barry Forbes Barry Forbes, Vice-President